Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
UMH Properties, Inc.

We hereby consent to the incorporation by reference in this Registration Statement (Form S-3) and related preliminary prospectus of UMH Properties, Inc. (the “Company”), for the registration of common stock, preferred stock, warrants and debt securities and to the incorporation by reference therein of our reports dated February 28, 2023, with respect to the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2022, and the related financial statement schedule, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2022, which reports appear in the Company’s annual report on Form 10-K for the year ended December 31, 2022.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ PKF O’CONNOR DAVIES, LLP

PKF O’CONNOR DAVIES, LLP

May 18, 2023